UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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National Oilwell Varco, Inc.

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EXPLANATORY NOTE

This proxy statement supplement, dated May 17, 2019, supplements the definitive proxy statement (the “Proxy Statement”) of National Oilwell Varco, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 15, 2019, relating to the Company’s Annual Meeting of Stockholders to be held on May 28, 2019. On May 16, 2019, the Company distributed the following communication on matters related to the Company’s say on pay proposal in its 2019 Proxy Statement (Proposal #3) to certain shareholders.

Dear [shareholder],

We are writing to discuss the recommendations of proxy advisors on Say on Pay. Glass Lewis recommended FOR; ISS recommended AGAINST. We wish to share important information concerning ISS’s negative recommendation on National Oilwell Varco Inc.’s 2019 Say on Pay Proposal. We ask you to VOTE IN FAVOR of the Company’s 2019 Say on Pay proposal for the reasons discussed below.

NOV’s relative pay and performance was viewed to be aligned under Glass Lewis’s pay-for-performance model and ISS’s Relative Degree of Alignment model, however ISS has an additional screen around absolute pay-TSR alignment. This screen triggered a Medium Concern, which led ISS to undertake an additional review of the Company’s pay programs. ISS’s proxy analysis report identified several issues concerning our executive compensation program which we address in this letter.

CEO Compensation Linked to Performance – The CEO’s compensation value is directly tied to the Company’s actual operational and financial performance and absolute and relative stock price performance and the following graphic demonstrates the strong link between pay and performance by comparing the CEO’s intended target compensation value relative to his realizable value as of December 31, 2018.

CEO Realizable Pay: Five Year Historical Perspective

As a result of our financial performance between 2014-2018 and the heavy weighting on performance-based compensation, Mr. Williams’ realizable pay is tracking well below target (as illustrated above), despite NOV performing better than the majority of the OSX index between 2014-2018.

We also note that our CEO compensation’s alignment with shareholders’ financial interests has been recognized by independent industry analysts. Evercore ISI recently identified NOV as the company with the highest ‘Shareholder Alignment Coefficient’ ranking within the OFS sector in respect of correlation between CEO pay and TSR (Source: “Evercore ISI: Oilfield Services, Equipment & Drilling” webinar slide deck dated February 25, 2019).

NOV’s CEO Voluntarily Reduced His Base Salary – In 2015 Mr. Williams requested that his base salary be reduced from $900,000 to $800,000 in recognition of the challenging operating environment forecasted for 2015. His base salary was held at the reduced level through 2016 and 2017, and as noted below he received zero incentive compensation bonus for 2015 and 2016. As NOV’s financial performance improved, the voluntary reduction in Mr. Williams’ base salary was reversed and his base compensation was increased to $940,000 in early 2018 (4.4% over his 2014 salary rate). However, his 2018 salary remains below the 25th percentile of our peer group and significantly below the ISS peer group median between 2014-2018.

CEO Base Salary: Five Year Historical Perspective

Zero Bonus Payouts – The Company’s annual incentive plan is linked to financial performance, as demonstrated when the Company made no consolidated bonus payouts for 2015 and 2016 after the Company failed to achieve its rigorous financial targets. The Company did pay cash bonuses for 2017 and 2018 after NOV realized significant improvements in NVA and EBITDA. Management incentives are focused on improving cash flow (EBITDA) and returns on capital (NVA), and in 2018, the Company added a working capital modifier metric to further align management’s focus on these two objectives. Additionally, our stock price performed well for most of 2018, reaching a 3-year high, until the last two months of the year when oil prices dropped precipitously.

CEO Incentive Compensation: Five Year Historical Perspective

Long-Term Incentive (“LTI”) Compensation Aligned with Shareholder Interest – In 2018 we increased our emphasis on performance-based awards and we are confident that the mix of stock options, restricted stock and performance shares is linked to shareholder value. Stock options and performance shares only reward for absolute stock price appreciation and relative shareholder return performance. In 2018, two-thirds of our executives’ LTI awards were comprised of stock options and performance shares. We further increased this weighting to 70% in 2019, as a result of increasing the percentage of performance shares to 40%, up from 33% in 2018. ISS’s recommendation is based in part on its characterization that the Company’s long-term incentives are predominantly “time-based.” ISS treatment of options as “time-based,” is, in our view, fundamentally incorrect. In our view, stock options are correctly regarded as performance-based compensation because their value is intrinsically tied to the performance of our stock. These options will only have real world value when the stock price increases. This point is illustrated by the fact that all our outstanding options are underwater at this time. The remaining third of our executives’ 2018 LTI awards was made up of time-based restricted stock. Restricted stock promotes retention, aligns to common market practice, and aligns the interests of executives with shareholders by providing long-term stock ownership.

Additionally, with respect to Mr. Williams’ LTI compensation, the Board has not increased Mr. Williams’ long-term incentive grant value since 2015. Valuation differences year to year may result in fluctuations in the disclosed value of the awards in the proxy, but the intended target value approved by the Board has not changed. The Board has also not increased Mr. Williams’ annual incentive target as a percentage of salary since 2015.

2020 LTI Program Design Changes – NOV intends to implement some or all of the following design changes to our 2020 LTI program, which addresses some of the concerns raised by ISS and ensures continued alignment to shareholders:

•

Increase the weighting of performance shares from 40% to 50% of the total LTI award (meeting ISS’s 50% threshold requirement), with the remaining award comprised of 25% options and 25% restricted stock.

•	Add a cap to the payout opportunity to the TSR portion of the performance shares if TSR is negative for the three-year performance period.

NOV management takes seriously its obligations to NOV shareholders. NOV’s compensation plans are designed to achieve a strong alignment between shareholder returns and management compensation. We appreciate your continued support and request that you VOTE IN FAVOR of the Company’s 2019 Say on Pay proposal.

Clay Williams, Loren Singletary and I would welcome the opportunity to discuss any concerns you may have regarding the governance of National Oilwell Varco, Inc.

Sincerely,

Jose A. Bayardo

Senior Vice President and Chief Financial Officer

NOV

Corporate

7909 Parkwood Circle Drive | Houston, TX 77036

T 713.815.3437

E jose.bayardo@nov.com

National Oilwell Varco

nov.com

This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.